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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
       UNDER SECTION 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.
                        Commission File Number: 001-12055

                        PARACELSUS HEALTHCARE CORPORATION
              (By event of statutory merger, Paracelsus Healthcare
                Corporation is now Clarent Hospital Corporation)
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             (Exact name of registrant as specified in its charter)

                  515 W. Greens Road, Suite 500, Houston, Texas
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   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                10% Senior Subordinated Notes Due August 15, 2006
               Paracelsus Healthcare Common Stock, no stated value
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            (Title of each class of securities covered by this Form)

                                      None
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 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)  [X]         Rule 12h-3(b)(1)(i)   [X]
Rule 12g-4(a)(1)(ii) [ ]         Rule 12h-3(b)(1)(ii)  [ ]
Rule 12g-4(a)(2)(i)  [ ]         Rule 12h-3(b)(2)(i)   [ ]
Rule 12g-4(a)(2)(ii) [ ]         Rule 12h-3(b)(2)(ii)  [ ]
                                 Rule 15d-6            [X]

Approximate number of holders of record as of the certification or notice date: 0


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Pursuant to the requirements of the Securities Exchange Act of 1934 Paracelsus
Healthcare Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: July 9, 2001                 By: /S/ Lawrence A. Humphrey
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                                        Lawrence A. Humphrey
                                      Executive Vice President,
                                     & Chief Financial Officer